Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We consent to the incorporation by reference in this Registration Statement on Form S-8 of TIB Financial Corp of our reports dated February 23, 2006 with respect to the consolidated financial statements of TIB Financial Corp., and management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in this Annual Report on Form 10-K of TIB Financial Corp. for the year ended December 31, 2005.
	By:	/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC
Fort Lauderdale, Florida
October 20, 2006